Exhibit 4.8

EXECUTION COPY

Teléfonos de México, S.A. de C.V.,

as Issuer

to

JPMorgan Chase Bank, N.A.,

Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of January 31, 2006

Ps.4,500,000,000

8.75% Senior Notes due 2016

TABLE OF CONTENTS

		Page
ARTICLE ONE

DEFINITIONS

Section 101.	Provisions of the Base Indenture.	2
Section 102.	Definitions.	2

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 201.	Designation and Principal Amount.	4
Section 202.	Legal Holidays.	5
Section 203.	Denominations.	5
Section 204.	Computation of Interest.	5
Section 205.	ISIN Numbers.	6
Section 206.	Registration of Transfer and Exchange.	6
Section 207.	Payment Currency.	7
Section 208.	Forms Generally.	8
Section 209.	Form of Trustee’s Certificate of Authentification	20
Section 210.	Maintenance of Office or Agency	20

ARTICLE THREE

MISCELLANEOUS PROVISIONS

Section 301.	Separability of Invalid Provisions	20
Section 302.	Execution in Counterparts	21
Section 303.	Certain Matters	21
Section 304.	Notices	21

Note: This table of contents shall not, for any purpose, be deemed to be a part of the Indenture, as amended, supplemented and otherwise modified by this Fourth Supplemental Indenture.

i

FOURTH SUPPLEMENTAL INDENTURE, dated as of January 31, 2006, between Teléfonos de México, S.A. de C.V., a sociedad anónima de capital variable organized and existing under the laws of the United Mexican States (“Mexico”) (herein called the “Company”), having its principal office at Parque Vía 190, Colonia Cuauhtémoc, 06599, Mexico, D.F., Mexico, and JPMorgan Chase Bank, N.A. a national banking association duly organized and existing under the laws of the United States of America, as Trustee (herein called the “Trustee”) to the Indenture, dated as of November 19, 2003, between the Company and the Trustee (as amended, supplemented and otherwise modified by the Second Supplemental Indenture dated as of January 27, 2005, between the Company and the Trustee, herein called the “Base Indenture”).

WITNESSETH:

WHEREAS, the Base Indenture provides for the issuance from time to time thereunder, in series, of debt securities of the Company, and Section 901 of the Base Indenture provides for the establishment of the form or terms of debt securities issued thereunder through one or more supplemental indentures;

WHEREAS, the Company also desires by this Fourth Supplemental Indenture to create a series of securities to be issuable under the Base Indenture, as amended, supplemented and otherwise modified by this Fourth Supplemental Indenture, and to be known as the Company’s 8.75% Senior Notes due 2016 (the “Notes”), which are to be limited in aggregate principal amount as specified in this Fourth Supplemental Indenture and the terms and provisions of which are to be as specified in this Fourth Supplemental Indenture;

WHEREAS, the Company has duly authorized the execution and delivery of this Fourth Supplemental Indenture to establish the Notes as a series of securities under the Base Indenture and to provide for, among other things, the issuance of and the form and terms of the Notes and additional covenants for purposes of the Notes and the Holders thereof; and

WHEREAS, all things necessary to make this Fourth Supplemental Indenture a valid agreement according to its terms have been done.

NOW, THEREFORE, for and in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof and for the purpose of setting forth, as provided in the Base Indenture, the form of the Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE ONE

DEFINITIONS

Section 101. Provisions of the Base Indenture.

Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Base Indenture shall remain in full force and effect. The Base Indenture, as amended and supplemented by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Fourth Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes and every Holder of Notes authenticated and delivered under this Fourth Supplemental Indenture shall be bound hereby.

Section 102. Definitions.

For all purposes of this Fourth Supplemental Indenture and the Notes, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

(a) unless the context otherwise requires, any reference to an “Article” or a “Section” refers to an Article or Section, as the case may be, of this Fourth Supplemental Indenture;

(b) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Fourth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(c) all terms used in this Fourth Supplemental Indenture that are defined in the Base Indenture have the meanings assigned to them in the Base Indenture, except as otherwise provided in this Fourth Supplemental Indenture;

(d) the term “Securities” as defined in the Base Indenture and as used in any definition therein, shall be deemed to include or refer to, as applicable, the Notes; and

(e) the term “Depositary” as used in the Base Indenture and herein shall be deemed to refer, with respect to the Notes (but not with respect to any other series of Securities), to JPMorgan Chase Bank, N.A., as common depositary for Clearstream, Luxembourg and Euroclear, until a successor Depositary shall have become Depositary pursuant to the applicable provisions of the Base Indenture, and thereafter “Depositary” shall mean such successor Depositary;

(f) “Applicable Procedures”, as used in the Base Indenture and herein, shall be deemed to refer, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, to the rules and procedures of the

Depositary, Euroclear and Clearstream, Luxembourg for such Global Note, in each case to the extent applicable to such transaction and as in effect from time to time.

(g) the following terms have, with respect to the Notes (but not with respect to any other series of Securities), the meanings given to them in this Section 102 (g):

“Calculation Agent” means JPMorgan Chase Bank, N.A. and its successors, as set forth in the Calculation Agency Agreement, dated as of January 31, 2006, between JPMorgan Chase Bank, N.A. and Teléfonos de México, S.A. de C.V.

“Global Note” means a Note that evidences all or part of the Notes and is authenticated and delivered to, and registered in the name of, the Depositary for such Notes or a nominee thereof.

“Mexican FX Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (i) not a day on which banking institutions or foreign exchange markets in Mexico City generally are authorized or obligated by law, regulation or executive order to close and (ii) a day on which banking institutions and foreign exchange markets in Mexico City are open for business with the general public.

“Permitted Holder” at any time means any Person who, at such time, is the Holder of at least Ps.50,000,000 in aggregate principal amount of Notes.

“Pesos” and “Ps.” mean Mexican pesos or other equivalent units in such coin or currency of Mexico as at the time shall be legal tender for the payment of public and private debts.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 305 of the Base Indenture in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Rate Calculation Date” means the second Mexican FX Day immediately preceding an Interest Payment Date, Redemption Date, Stated Maturity or other Maturity, as applicable. Notwithstanding the preceding sentence, if the Rate Calculation Date is not a Business Day, then the Rate Calculation Date will be the immediately preceding Mexican FX Day (i.e., prior to such second Mexican FX Day) that is a Business Day.

“Settlement Rate” means the Peso/Dollar exchange rate (the “FIX FX Rate”) reported by the Central Bank of Mexico on its website (which, as of the date of the original execution of the Fourth Supplemental Indenture, is located at

http://www.banxico.gob.mx) on the applicable Rate Calculation Date as the average of quotes in the wholesale foreign exchange market in Mexico for transactions payable within 48 hours. In the event that the FIX FX Rate is not so available by 3:00 p.m. (Mexico City time) on any Rate Calculation Date, then the Settlement Rate for such Rate Calculation Date will be determined by the Calculation Agent by taking the arithmetic mean (such mean, the “Alternative Rate”) of the Peso/Dollar exchange rate for the foreign exchange market in Mexico for transactions payable in 48 hours offered at or about such time on such date by (i) Banco Nacional de México, S.A., Institución de Banca Múltiple, Integrante del Grupo Financiero Banamex, (ii) Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, (iii) Bank of America Global FX, (iv) Banco Credit Suisse (México) S.A., Institución de Banca Múltiple, Grupo Financiero Credit Suisse (México), and (v) JPMorgan Chase Bank, N.A. (such banks, together with their respective successors, the “Reference Banks”); provided, however, that if any of the Reference Banks ceases to offer such an exchange rate, then, for the purpose of determining the Alternative Rate, the Company shall timely select a leading bank or financial institution as a replacement Reference Bank. In the event that the Calculation Agent determines (in its sole and absolute discretion) that neither the FIX FX Rate nor the Alternative Rate can be ascertained on a Rate Calculation Date in accordance with the foregoing, the Company shall determine the Settlement Rate (and method of determining the Settlement Rate) in respect of such date in its sole and absolute discretion, taking into consideration all available information that in good faith it deems relevant.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 201. Designation and Principal Amount.

There is hereby authorized and established a series of securities designated the 8.75% Senior Notes due 2016 (the “Notes”), in an aggregate principal amount of Ps.4,500,000,000 (which amount does not include Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other securities of such series pursuant to Sections 304, 305, 906 or 1105 of the Base Indenture), which amount shall be specified in the Company Order for the authentication and delivery of Notes pursuant to Section 303 of the Base Indenture. The principal of the Notes shall be due and payable at their Stated Maturity.

The Company may, from time to time and without the consent of the Holders, issue additional notes on terms and conditions identical to those of the Notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes.

The Notes shall be known and designated as the “8.75% Senior Notes due 2016” of the Company. The Stated Maturity of the Notes shall be January 31, 2016 and they shall bear interest at the rate of 8.75% per annum, from January 31, 2006 or from the most recent Interest Payment Date (or, in the case that Section 202 hereof is applicable, the subsequent Business Day) to which interest has been paid or duly provided for, as the case may be, payable semi-annually on January 31 and July 31 of each year, commencing July 31, 2006, until the principal thereof is paid or made available for payment; provided, however, that any amount of interest on any Note which is overdue shall bear interest (to the extent that payment thereof shall be legally enforceable) at the rate per annum then borne by such Note from the date such amount is due to the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 306 of the Base Indenture.

Section 202. Legal Holidays.

Section 114 of the Base Indenture is hereby amended and restated with respect to the Notes (but not with respect to any other series of Securities) as follows:

“In any case where any Interest Payment Date, Redemption Date, Stated Maturity or other Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or the Notes) payment of interest, principal or Additional Amounts will not be made on such date, but will be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date, Stated Maturity or other Maturity, as the case may be; provided that interest will accrue on the principal of the Notes at the applicable interest rate from the original Interest Payment Date, Redemption Date, Stated Maturity or other Maturity, as the case may be, to (but excluding) that next Business Day.”

Section 203. Denominations.

Section 302 of the Base Indenture is hereby amended and restated with respect to the Notes (but not with respect to any other series of Securities) as follows:

“The Notes shall be issued only in denominations of Ps.1,000,000 and integral multiples of Ps.100,000 in excess thereof.”

Section 204. Computation of Interest.

Section 309 of the Base Indenture is hereby amended and restated with respect to the Notes (but not with respect to any other series of Securities) as follows:

“Interest on the Notes shall be computed on the basis of the actual number of days during the relevant interest period and a 360-day year.”

Section 205. ISIN Numbers.

Section 310 of the Base Indenture is hereby amended and restated with respect to the Notes (but not with respect to any other series of Securities) as follows:

“The Company in issuing the Notes may use an “ISIN” number, and, if so, the Trustee shall use an “ISIN” number in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such number either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such number. The Company shall promptly notify the Trustee in writing of any change in the “ISIN” number. The Company may also use a “Common Code” number.”

Additionally, clause (1) of Section 301 of the Base Indenture is hereby amended and restated with respect to the Notes (but not with respect to any other series of Securities) as “(1) the title of the Securities, including “ISIN” numbers, of the series, which shall distinguish the Securities of the series from Securities of any other series”; and clause (6) of Section 1102 of the Base Indenture is hereby amended and restated with respect to the Notes (but not with respect to any other series of Securities) as “(6) applicable “ISIN” number.”

Section 206. Registration of Transfer and Exchange.

Clause (2) of Section 304 of the Base Indenture is hereby amended and restated with respect to the Notes (but not with respect to any other series of Securities) as follows:

“(2) Notwithstanding any other provision in this Indenture or the Notes, no Global Notes may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Depositary or a nominee thereof unless (A) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Note and a successor Depositary is not appointed within 90 days, (B) there shall have occurred and be continuing an Event of Default with respect to such Global Note or (C) a request for certificates has been made by the Company upon 60 days’ prior written notice given to the Trustee in accordance with the Depositary’s customary procedures and a copy of such notice has been received by the Company from the Trustee. Any Global Note exchanged pursuant to Clause (A) above shall be so exchanged in whole and not in part and any Global Note exchanged pursuant to Clause (B) or (C) above may be exchanged in whole or from time to time in part as directed by the Depositary. Any Note issued in exchange for a Global Note or any portion thereof shall be a Global Note, provided that any such Note so issued that is registered in the name of a Person other than the Depositary or a nominee thereof shall not be a Global Note.”

Clause (5) of Section 304 of the Base Indenture is hereby amended and restated with respect to the Notes (but not with respect to any other series of Securities) as follows:

“(5) Neither any members of, or participants in, (“Agent Members”) Clearstream Banking, Société Anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V. (“Euroclear”) shall have any rights under this Indenture with respect to any Global Note, or under any Global Note, and the Depositary or such nominee, as the case may be, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or such nominee, as the case may be, or impair, as between the Depositary, Clearstream, Luxembourg, Euroclear, their respective Agent Members and any other person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a holder of any Note.”

Section 207. Payment Currency.

Payment of principal, interest, Additional Amounts and any other amounts due in respect of the Notes shall be made, except as provided below, in Dollars, in amounts determined by the Calculation Agent by translating the corresponding Peso amounts into Dollars at the Settlement Rate on the Rate Calculation Date applicable to the relevant Interest Payment Date, Redemption Date, Stated Maturity or other Maturity or payment date for Defaulted Interest pursuant to Section 306 of the Base Indenture.

Holders of the Notes may elect to receive payment of principal, interest, Additional Amounts and any other amounts due in respect of the Notes in Pesos. Holders who wish to elect to receive a particular payment of principal, interest, Additional Amount and any other amounts due in respect of the Notes in Pesos must notify the principal Paying Agent (initially, the Trustee) no later than the 8th day preceding the applicable Interest Payment Date, Redemption Date, Stated Maturity or other Maturity (but not earlier than the applicable Regular Record Date or Special Record Date). Any notice referred to in this paragraph must be delivered in accordance with the provisions of Section 105 of the Base Indenture for notices by Holders to the Trustee or, if the Holder is a common depositary (or nominee) for Clearstream, Luxembourg and Euroclear, pursuant to a “swift message” or similar communication. The principal Paying Agent shall notify the Company, the Trustee and any other Paying Agent of any elections by Holders to receive payment in Pesos (including the amounts so selected) as soon as reasonably practicable (and in no case later than 24 hours) after receipt thereof as set forth above.

Clause (1) of Section 306 of the Base Indenture is hereby amended and restated with respect to the Notes (but not with respect to any other series of Securities) as follows:

“(1) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall make arrangements satisfactory to the Trustee for the deposit with the Trustee of an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest prior to the time of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Clause provided. Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 20 days and not less than 15 days prior to the date of the proposed payment and not less than 15 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Holder of Securities of such series at his address as it appears in the Security Register, not less than 15 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Securities of such series (or their respective Predecessor Securities) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following Clause (2).”

Section 208. Forms Generally.

The Notes shall be in substantially the forms set forth in this Section 208, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Fourth Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution thereof.

Upon their original issuance, the Notes shall be issued in the form of one or more Global Notes in definitive, fully registered form without coupons, substantially in the form set forth in this Section 208, with such applicable legends as provided herein. Such Global Notes shall be registered in the name of the Depositary, or its nominee, and deposited with the Trustee, at its Corporate Trust Office, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate amount of any Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, as provided in Section 206 hereof.

(a) Form of Face of Note.

[INCLUDE IF NOTE IS A GLOBAL NOTE — THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO, AS AMENDED, SUPPLEMENTED AND OTHERWISE MODIFIED BY THE FOURTH SUPPLEMENTAL INDENTURE, AND IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY, JPMORGAN CHASE BANK, N.A. (THE “COMMON DEPOSITARY”), OR A NOMINEE OF THE COMMON DEPOSITARY FOR CLEARSTREAM BANKING, SOCIETE ANONYME AND EUROCLEAR BANK S.A./N.V., WHICH MAY BE TREATED BY TELÉFONOS DE MÉXICO, S.A. DE C.V., THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.]

[INCLUDE IF NOTE IS A GLOBAL NOTE AND THE DEPOSITARY IS THE DEPOSITORY TRUST COMPANY— UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY TO TELÉFONOS DE MÉXICO, S.A. DE C.V. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CHASE NOMINEES LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO CHASE NOMINEES LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON OTHER THAN THE COMMON DEPOSITARY OR A NOMINEE THEREOF IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CHASE NOMINEES LIMITED, HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR REGISTERED NOTES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, AS SUPPLEMENTED BY THE FOURTH SUPPLEMENTAL INDENTURE, THIS GLOBAL NOTE MAY

NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY OR BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR COMMON DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR COMMON DEPOSITARY.]

TELÉFONOS DE MÉXICO, S.A. DE C.V.

8.75% SENIOR NOTES DUE 2016

ISIN Number: XS0242651023

Common Code Number: 024265102

No.	Ps.

Teléfonos de México, S.A. de C.V., a sociedad anónima de capital variable organized and existing under the laws of the United Mexican States (“Mexico”) (herein called the “Company”, which term includes any successor Person under the Indenture, as amended, supplemented and otherwise modified by the Fourth Supplemental Indenture hereinafter referred to), for value received, hereby promises to pay to                     , or registered assigns, the principal sum of                      Pesos [if Note is a Global Note then insert -, or such other principal amount (which, when taken together with the principal amounts of all other Outstanding Notes, shall initially equal Ps.4,500,000,000 in the aggregate, provided, however, that the Company may from time to time or at any time, without the consent of the Holders of the Notes, issue additional notes with terms and conditions identical to those of the Notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes) as may be set forth in the records of the Trustee hereinafter referred to in accordance with the Indenture, as amended, supplemented and otherwise modified by the Fourth Supplemental Indenture,] on January 31, 2016 (unless earlier redeemed, in which case, on the applicable Redemption Date) and to pay interest thereon from January 31, 2006 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, semi-annually on January 31 and July 31 in each year, commencing July 31, 2006 at the rate of 8.75% per annum, until the principal hereof is paid or made available for payment, provided, however, that any amount of interest on this Note which is overdue shall bear interest (to the extent that payment thereof shall be legally enforceable) at the rate per annum then borne by this Note from the date such amount is due to but not including the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 306 of the Indenture.

Payment of principal, interest, Additional Amounts and any other amounts due in respect of the Notes shall be made in Dollars or, subject to certain conditions as set forth in the reverse hereof, Pesos.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture and Fourth Supplemental Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be January 16 or July 16 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on the relevant Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not less than 15 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Note may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture or Fourth Supplemental Indenture. Interest on this Note shall be computed on the basis set forth in the Indenture and Fourth Supplemental Indenture.

Payment of the principal of and interest on this Note will be made at the office of the Trustee or agency of the Company in the Borough of Manhattan, the City of New York, New York, maintained for such purpose and at any other office or agency maintained by the Company for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts against surrender of this Note in the case of any payment due at the Maturity of the principal thereof (other than any payment of interest that first becomes payable on a day other than an Interest Payment Date); provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register; provided, further, that all payments of the principal of and interest on this Note, the Permitted Holders of which have given wire transfer instructions to the Trustee, the Company, or its agent at least 8 Business Days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by such Permitted Holders in such instructions. [if the Note is a Global Note, then insert — Notwithstanding the foregoing, payment of any amount payable in respect of a Global Note will be made in accordance with the Applicable Procedures of the Depositary.]

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture and Fourth Supplemental Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

TELÉFONOS DE MÉXICO, S.A. DE C.V.

By:
Name:
Title:

By:
Name:
Title:

(b) Form of Reverse of Note.

This Note is a duly authorized issue of securities of the Company (herein called the “Notes”), issued under an Indenture, dated as of November 19, 2003, as amended, supplemented and otherwise modified by the Second Supplemental Indenture dated as of January 27, 2005 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), as amended, supplemented and otherwise modified by a Fourth Supplemental Indenture dated as of January 31, 2006 (herein called the “Fourth Supplemental Indenture”), between the Company and JPMorgan Chase Bank, N.A., as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture, as amended, supplemented and otherwise modified by the Fourth Supplemental Indenture, for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof.

Additional notes on terms and conditions identical to those of this Note may be issued by the Company without the consent of the Holders of the Notes. The amount evidenced by such additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes.

In any case where any Interest Payment Date, Redemption Date, Stated Maturity or other Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or the Notes) payment of interest, principal or

Additional Amounts will not be made on such date, but will be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date, Stated Maturity or other Maturity, as the case may be; provided that interest will accrue on the principal of the Notes at the applicable interest rate from the original Interest Payment Date, Redemption Date, Stated Maturity or other Maturity, as the case may be, to (but excluding) that next Business Day.

Each payment of principal, interest or Additional Amounts and any other amounts due in respect of the Notes will be made, except as provided below, in Dollars, in the amount determined by the Calculation Agent by translating the applicable Peso amount of such payment into Dollars at the Settlement Rate as in effect on the Rate Calculation Date applicable to the relevant Interest Payment Date, Redemption Date, Stated Maturity or other Maturity or payment date for Defaulted Interest pursuant to Section 306 of the Base Indenture.

For the purposes of translating Peso amounts into Dollars:

“Mexican FX Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (i) not a day on which banking institutions or foreign exchange markets in Mexico City generally are authorized or obligated by law, regulation or executive order to close and (ii) a day on which banking institutions and foreign exchange markets in Mexico City are open for business with the general public.

“Rate Calculation Date” means the second Mexican FX Day immediately preceding an Interest Payment Date, Redemption Date, Stated Maturity or other Maturity, as applicable. Notwithstanding the preceding sentence, if the Rate Calculation Date is not a Business Day, then the Rate Calculation Date will be the immediately preceding Mexican FX Day (i.e., prior to such second Mexican FX Day) that is a Business Day.

“Settlement Rate” means the Peso/Dollar exchange rate (the “FIX FX Rate”) reported by the Central Bank of Mexico on its website (which, as of the date of the original execution of the Fourth Supplemental Indenture, is located at http://www.banxico.gob.mx) on the applicable Rate Calculation Date as the average of quotes in the wholesale foreign exchange market in Mexico for transactions payable within 48 hours. In the event that the FIX FX Rate is not so available by 3:00 p.m. (Mexico City time) on any Rate Calculation Date, then the Settlement Rate for such Rate Calculation Date will be determined by the Calculation Agent by taking the arithmetic mean (such mean, the “Alternative Rate”) of the Peso/Dollar exchange rate for the foreign exchange market in Mexico for transactions payable in 48 hours offered at or about such time on such date by (i) Banco Nacional de México, S.A., Institución de Banca Múltiple, Integrante del Grupo Financiero Banamex, (ii) Banco Inbursa, S.A., Institución de

Banca Múltiple, Grupo Financiero Inbursa, (iii) Bank of America Global FX, (iv) Banco Credit Suisse (México) S.A., Institución de Banca Múltiple, Grupo Financiero Credit Suisse (México), and (v) JPMorgan Chase Bank, N.A. (such banks, together with their respective successors, the “Reference Banks”); provided, however, that if any of the Reference Banks ceases to offer such an exchange rate, then, for the purpose of determining the Alternative Rate, the Company shall timely select a leading bank or financial institution as a replacement Reference Bank. In the event that the Calculation Agent determines (in its sole and absolute discretion) that neither the FIX FX Rate nor the Alternative Rate can be ascertained on a Rate Calculation Date in accordance with the foregoing, the Company shall determine the Settlement Rate (and method of determining the Settlement Rate) in respect of such date in its sole and absolute discretion, taking into consideration all available information that in good faith it deems relevant.

Holders of the Notes may elect to receive any payment of principal, interest, Additional Amounts and any other amounts due in respect of the Notes in Pesos. In order to receive a particular payment in Pesos, the Holder must notify the Trustee no later than the eighth day preceding the applicable Interest Payment Date, Redemption Date, Stated Maturity or other Maturity or payment date for Defaulted Interest pursuant to Section 306 of the Base Indenture for such payment (but not earlier than the applicable Regular Record Date or Special Record Date). A separate notice of such election in accordance with the foregoing procedures must be made with respect to each payment for which a payment denominated in Pesos is elected. Holders who own beneficial interests in the Global Note through accounts with Clearstream, Luxembourg or Euroclear must arrange to have such notice given on their behalf.

So long as any Notes are outstanding, the Company shall maintain a calculation agent for determining the Settlement Rate on each Rate Calculation Date. The Company has initially appointed the Calculation Agent to serve as such. Each determination of the Calculation Agent will, in the absence of manifest error, be conclusive for all purposes and binding on the Company and the Holders of the Notes.

In the event of redemption of this Note in part only, a new Note of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

If an Event of Default with respect to Notes shall occur and be continuing, the principal of all of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture, as amended, supplemented and otherwise modified by the Fourth Supplemental Indenture.

All payments of principal and interest in respect of the Notes shall be made after withholding or deduction for any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Mexico or any authority therein or thereof having power to tax (“Mexican Taxes”). In the event of any withholding or deduction for any Mexican Taxes, the Company shall pay such additional amounts (“Additional Amounts”) as will result in receipt by the Holders of Notes on the respective due dates of such amounts as would have been received by them had no such withholding or deduction (including for any Mexican Taxes payable in respect of Additional Amounts) been required, except that no such Additional Amounts shall be payable with respect to any payment on a Note to the extent:

(i) that any such taxes, duties, assessments or other governmental charges would not have been imposed but for (A) a connection between the Holder and Mexico other than the ownership or holding of such Note and the mere receipt of payments with respect to such Note or (B) failure by the Holder or any other Person to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection between Mexico and the Holder or any beneficial owner of such Note, if compliance is required by law, regulation or by an applicable income tax treaty to which Mexico is a party and which is in effect, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and the Company has given the Holders at least 30 days’ notice prior to the first payment date with respect to which such certification or reporting requirement is required to the effect that Holders will be required to provide such information and identification;

(ii) of any such taxes, duties, assessments or other governmental charges with respect to a Note presented for payment more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Amounts on presenting such Note for payment on any date during such 15-day period;

(iii) of estate, inheritance, gift or other similar taxes, assessments, or other governmental charges imposed with respect to a Note;

(iv) any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on any series of Notes; and

(v) any payment on a Note to a Holder who is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of such Note.

For purposes of the provisions described in Clause (i) above, the term “Holder” of any Note means the direct nominee of any beneficial owner of such Note, which holds such beneficial owner’s interest in such Note. Notwithstanding the foregoing, the limitations on the Company’s obligation to pay Additional Amounts set forth in Clause (i)(B)above shall not apply if (a) the provision of information, documentation or other evidence described in such Clause (i)(B) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note (taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law (including the United States—Mexico Income Tax Treaty), regulation (including proposed regulations) and administrative practice or (b) Rule 3.23.8 is in effect, unless the provision of the information, documentation or other evidence described in such Clause (i)(B) is expressly required by statute, regulation, rule or administrative practice in order to apply Rule 3.23.8, and the Company cannot obtain such information, documentation or other evidence on its own through reasonable diligence and the Company otherwise would meet the requirements for application of Rule 3.23.8. In addition, such Clause (i)(B) shall not be construed to require that a non-Mexican pension or retirement fund or a non-Mexican financial institution or any other Person register with the Ministry of Finance and Public Credit for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding tax. [If the Note is a Global Note, then insert — Persons who hold a beneficial interest in the Global Note through S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores (“Indeval”) may be required to certify as to their residency in accordance with procedures established by Indeval.]

At the request of the Trustee, the Company shall provide the Trustee with documentation (which may consist of certified copies of such documentation) satisfactory to the Trustee evidencing the payment of Mexican Taxes in respect of which the Company has paid any Additional Amounts. Copies of such documentation shall be made available to the Holders of the Notes or the Paying Agent, as applicable, upon written request therefor.

The Company shall pay all stamp, issue, registration, documentary or other similar duties, if any, which may be imposed by Mexico or any governmental entity or political subdivision therein or thereof, or any taxing authority of or in any of the foregoing, with respect to the Indenture, the Fourth Supplemental Indenture or the issuance of the Notes.

All references herein, in the Indenture or in the Fourth Supplemental Indenture, to principal, premium, interest or any other amount payable in respect of any Note shall be deemed to include all Additional Amounts, if any, payable in respect of such principal, premium, interest or any other amount payable unless the context otherwise requires, and express mention of the payment of Additional Amounts in any provision hereof shall not be construed as excluding reference to Additional Amounts in those provisions hereof where such express mention is not made.

In the event that Additional Amounts actually paid with respect to the Notes pursuant to the preceding paragraphs are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the Holder of such Notes, and, as a result thereof such Holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such Holder shall, by accepting such Additional Amounts, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Company. However, by making such assignment, the Holder makes no representation or warranty that the Company will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

All references in the Indenture, the Fourth Supplemental Indenture and the Notes to principal in respect of any Note shall be deemed to mean and include any Redemption Price or Repurchase Price payable in respect of such Note pursuant to any redemption or repurchase right hereunder (and all such references to the Stated Maturity of the principal in respect of any Note shall be deemed to mean and include the Redemption Date with respect to any such Redemption Price and the Repurchase Date with respect to any such Repurchase Price), and all such references to principal, premium, interest or Additional Amounts shall be deemed to mean and include any amount payable in respect hereof pursuant to Section 1010 of the Indenture.

In the event of any Change in Control occurring prior to the Stated Maturity, each Holder of Notes will have the right, at the Holder’s option, to require the Company to repurchase all or any portion (provided that such portion is Ps.100,000 or an integral multiple thereof) of the principal amount of the Holder’s notes on the date that is 60 days after the date the Company provides notice of the Change in Control, at a cash price equal to the sum of: (i) 100% of the principal amount of, and any premium on, the Notes being repurchased, (ii) accrued and unpaid current interest thereon to but not including the Holder Repurchase Date and (iii) any Additional Amounts that would otherwise be payable.

The Indenture, as amended, supplemented and otherwise modified by the Fourth Supplemental Indenture, permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each series to be affected under the Indenture, as amended, supplemented and otherwise modified by the Fourth Supplemental Indenture, at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding all series to be affected (considered together as one class for this purpose). The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding of all series to be affected under the Indenture as supplemented (considered together as one class for this purpose), on behalf of the Holders of all Notes of such series, to waive compliance by the Company with certain provisions of the Indenture as amended, supplemented and otherwise modified by the Fourth Supplemental Indenture and (ii) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding of any series to be affected under the Indenture as supplemented (with each such series considered separately for this purpose), on behalf of the Holders of all Notes of such series, to waive certain past defaults under the Indenture as amended, supplemented and otherwise modified by the Fourth Supplemental Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, as amended, supplemented and otherwise modified by the Fourth Supplemental Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture, the Fourth Supplemental Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture or the Fourth Supplemental Indenture and no provision of this Note or of the Indenture or the Fourth Supplemental Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and the Fourth Supplemental Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office of the Trustee or agency of the Company in any place where the principal of and any interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of Ps.1,000,000 and any integral multiple of Ps.100,000 in excess thereof. As provided in the Indenture, as amended, supplemented and otherwise modified by the Fourth Supplemental Indenture, and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or of the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

[If the Note is a Global Note, then insert — This Note is a Global Note and is subject to the provisions of the Indenture and the Fourth Supplemental Indenture relating to Global Notes, including the limitations in Section 206 of the Fourth Supplemental Indenture on transfers and exchanges of Global Notes.]

This Note, the Indenture and the Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Note which are defined in the Indenture, as amended, supplemented and otherwise modified by the Fourth Supplemental Indenture, shall have the meanings assigned to them in the Indenture, as amended, supplemented and otherwise modified by the Fourth Supplemental Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT—
(Cust)

TEN ENT -	as tenants by the entireties	Custodian	under Uniform
(Minor)

JT TEN -	as joint tenants with right of survivorship and not as Gifts to Minors Act
	tenants in common		(State)

Additional abbreviations may also be used

though not in the above list.

Section 209. Form of Trustee’s Certificate of Authentification

The Trustee’s certificate of authentification shall be in substantially the following form:

This is one of the Notes referred to in the within mentioned Indenture, as amended, supplemented and otherwise modified by the Fourth Supplemental Indenture.

Dated:

JPMorgan Chase Bank, N.A., as Trustee

By:
Authorized Officer

Section 210. Maintenance of Office or Agency

With respect to any Notes that are not in the form of a Global Note, the Company will maintain in the Borough of Manhattan, The City of New York, an office or agency in accordance with Section 1002 of the Base Indenture.

ARTICLE THREE

MISCELLANEOUS PROVISIONS

Section 301. Separability of Invalid Provisions

In case any one or more of the provisions contained in this Fourth Supplemental Indenture should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this Fourth Supplemental Indenture, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this Fourth Supplemental Indenture shall be construed as if such provision had never been contained herein.

Section 302. Execution in Counterparts

This Fourth Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 303. Certain Matters

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

Section 304. Notices

The Calculation Agent shall give notice to Holders of the Notes of the Settlement Rate and the Dollar amounts to be paid per Ps.1,000,000 principal amount of Notes on the Business Day immediately preceding the applicable Interest Payment Date, Redemption Date, Stated Maturity or other Maturity. While the Notes are represented by the Global Note deposited with the Depositary for Clearstream, Luxembourg and Euroclear, notices to Holders may be given by delivery to Clearstream, Luxembourg, and Euroclear, and such notices shall be deemed to be given on the date of delivery to Clearstream, Luxembourg, and Euroclear. The Trustee shall also mail notices by first-class mail, postage prepaid, to each registered Holder’s last known address as it appears in the security register that the Trustee maintains. The Trustee shall only mail these notices to the registered Holder of the notes. Holders will not receive notices regarding the Notes directly from the Company unless the Company reissues the Notes to Holders in fully certificated form.

Notices shall be deemed to have been given on the date of mailing.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed on their respective behalves, all as of the day and year first written above.

TELÉFONOS DE MÉXICO, S.A. DE C.V.

By:	/s/ Adolfo Cerezo Pérez
Name: Adolfo Cerezo Pérez
Title: Chief Financial Officer

By:	/s/ José Manuel Camacho
Name: José Manuel Camacho
Title: Treasurer

JPMORGAN CHASE BANK, N.A., as Trustee

By:	/s/ Karen Ferry
Name: Karen Ferry
Title: Vice President

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